EXHIBIT 21

Subsidiaries Listing as of December 31, 2018

The following list details certain of the subsidiaries of Ashford Inc. Subsidiaries not included in the list are omitted because, in the aggregate, they are insignificant as defined by Item 601(b)(21) of Regulation S-K.

Subsidiary
Ashford OAINC Inc.
Ashford Hospitality Holdings, LLC
Ashford Advisors, Inc.
Ashford Hospitality Services LLC
PT Holdco, LLC
Presentation Technologies, LLC
J&S Audio Visual communications LLC
J&S Audio Visual Mexico S. De R.L.
PRE Opco, LLC
Red Hospitality & Leisure, LLC
Island Time Watersports, (Caribbean) LLC
Ashford Hospitality Advisors LLC
Premier Project Management LLC
Lismore Capital LLC
AIM Management Holdco, LLC
Ashford Investment Management, LLC
Ashford Lending Corporation
OpenKey, Inc.